Exhibit 10.30

FULL SERVICE
LEASE

BRANDYWINE OPERATING PARTNERSHIP, L.P.

Landlord

and

MEDQUIST INC.

Tenant

for Bishops Gate Corporate Center
1000 Bishops Gate Boulevard
Mt. Laurel, New Jersey

E-1

i

EXHIBITS

EXHIBIT “A”	-	PLAN OF PREMISES
EXHIBIT “B”	-	CONFIRMATION OF LEASE TERM
EXHIBIT “C”	-	RULES AND REGULATIONS
EXHIBIT “D”	-	CLEANING SPECIFICATIONS
EXHIBIT “E”	-	WORK LETTER

ii

LEASE

THIS LEASE (“Lease”) entered into as of the            day of June, 2003, between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”) and MEDQUIST INC., a New Jersey corporation, with its principal place of business at 1000 Bishops Gate Boulevard, Mt. Laurel, New Jersey (“Tenant”).

WITNESSETH

In consideration of the mutual covenants herein set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.             SUMMARY OF DEFINED TERMS

The following defined terms, as used in this Lease, shall have the meanings and shall be construed as set forth below:

(a)           “Building”:  The Building to be built at 1000 Bishops Gate Boulevard, Mt. Laurel, New Jersey 08054.

(b)           “Project”:  The Building, the land and all other improvements located at Bishops Gate Corporate Center, Mt.  Laurel, New Jersey 08054.

(c)           “Premises”:  All of the third floor and a portion of the second floor containing approximately 28,673 rentable square feet of the Building shown on the mutually agreed upon space plan attached hereto as Exhibit “A” and made a part hereof.  Within sixty days of the Commencement Date, Landlord’s architect shall utilize the 1996 BOMA standard to determine Tenant’s rentable square footage of the Premises and Tenant’s Allocated Share.

(d)           “Term”:  From the Commencement Date for a period of 84 months.

(e)           “Fixed Rent”:

LEASE YEAR	RENT PER S.F.		MONTHLY INSTALLMENTS	ANNUAL FIXED RENT
Months 1-60	$20.30	*	$48,505.16	$582,061.90
Months 61-84	$21.30	*	$50,894.58	$610,734.90

* plus amounts pursuant to Articles 6 and 7 hereof.

(f)            “Security Deposit”:  $0

(g)           “Lease Commencement Date”:  See Article 3.

(h)           “Tenant’s Allocated Share”:  54.11% to be adjusted as and when the square footage of the Premises or Building changes;

“Base Year”:  2004.

(i)            “Rentable Area”:  Premises 28,673 sq. ft. Building 52,986 sq. ft.

(j)            “Permitted Uses”:  Tenant’s use of the Premises shall be limited to general office, executive and any other legally permissible use, subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building.

(k)           “Broker”:  Insignia ESG

(l)            “Notice Address/Contact”

Tenant:  Prior to Commencement:

MedQuist Inc.
Five Greentree Centre, Suite 311
Marlton, NJ  08053
Attn:      General Counsel

After Commencement:

MedQuist Inc.
1000 Bishops Gate Boulevard
Mt. Laurel, NJ  08054
Attention: General Counsel

Landlord:

Brandywine Operating Partnership, L.P.
401 Plymouth Road, Suite 500
Plymouth Meeting, PA  19462
Attn:      George D. Sowa, Senior Vice President

with a copy to:

Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA  19462
Attn:      Brad A. Molotsky, General Counsel

(m)          “Tenant’s Standard Identification Code”:

(n)           “Additional Rent”:  All sums of money or charges required to be paid by Tenant under this Lease other than Fixed Rent, whether or not such sums or charges are designated as “Additional Rent”.

(o)           “Rent”:  All Annual Fixed Rent, monthly installments of Annual Fixed Rent, Fixed Rent and Additional Rent payable by Tenant to Landlord under this Lease.

2.             PREMISES

Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby hire and lease from Landlord the Premises for the Term, upon the provisions, conditions and limitations set forth herein.

3.             TERM

(a)           The Term of this Lease shall commence (the “Commencement Date”) on the date which is the later of (i) April 1, 2004 or (ii) upon substantial completion of the improvements required to be made by Landlord and “Tenant’s Work”, if any under Article 4 and “Exhibit E” but in any event, if earlier, the Commencement Date shall occur when Tenant, with Landlord’s prior consent, which consent shall not be unreasonably withheld, assumes possession of the Premises for its Permitted Uses.  The Premises shall be deemed “substantially completed” when the improvements called for by Article 4 and “Exhibit E” have been completed to the extent that the Premises may be occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor punchlist items and minor construction aspects, and Landlord has procured a permanent or temporary certificate of occupancy permitting the occupancy of the Premises, if required by law (hereafter, “substantially completed”).  The Term shall expire on the last day of the month which is 84 months from the Commencement Date.  The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit “B”.  If Tenant fails to execute the Confirmation of Lease Term within twenty (20) business days, Landlord’s reasonable determination of such dates shall be deemed accepted.

(b)           Upon notification by Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Premises at which time a punchlist of minor outstanding items, if any, and to the extent they are ascertainable at that time, shall be completed.  Within a reasonably prompt time thereafter, Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction.  For the purpose of the Lease, punchlist items are those minor adjustments, repairs, replacements and the failure to complete of which, taken as a whole shall not interfere with or disrupt Tenant’s intended Use of the Premises in the manner contemplated.  No punchlist repairs, replacements or adjustments to be made by Landlord or its agents shall materially interfere with any of Tenant’s Permitted Uses at the Premises and Landlord and its agents will exercise all reasonable means to minimize inconvenience and/or disruption to Tenant, its employees, clients, vendors and invitees.

(c)           In the event that the Premises are not ready for Tenant’s occupancy at the time herein fixed for the beginning of the Term of this Lease, because of any alterations or construction now or hereafter being carried on either to the Premises or the Building , or because of any restrictions, limitations or delays caused by government regulations or governmental agencies, this Lease and the Term hereof shall not be affected thereby, nor shall Tenant be entitled to make any claim for or receive any damages whatsoever from Landlord; provided, however, no rent or other sums herein provided to be paid by Tenant shall become due until the Premises are substantially completed and reasonably deemed by Landlord and Tenant to be ready for Tenant’s occupancy, and until that time, the rent and other sums due hereunder shall be suspended.

4.             CONSTRUCTION BY LANDLORD

(a)           Landlord shall construct, at its sole cost and expense, the Building in accordance with base building specifications (“Landlord’s Work”) as set forth in the Work Letter attached hereto as Exhibit “E” (“Work Letter”).

(b)           Landlord to provide a “turnkey” build out as per Landlord approved plans and specification attached hereto as “Exhibit E” (“Tenant’s Work”).  Tenant’s Work shall not include (1) dry sprinkler system in Tenant computer room and (2) ceiling tile alternate beyond the “Second Look” building standard but Tenant Work shall include a $2,000 allowance toward additional structural steel necessitated by a Tenant movable filing system.

(c)           In addition to the Tenant’s Work, Landlord shall provide an additional allowance up to $2.00 per rentable square foot of the Premises to be used solely by Tenant for moving expenses (“Moving Allowance”).  The Moving Allowance shall be paid upon receipt of paid invoices evidencing the moving expense.

(d)           Landlord shall provide Tenant with a construction schedule for the Landlord’s Work and the Tenant’s Work.  In the event Landlord closes on the potential acquisition of the building where Tenant is currently a tenant, 5 Greentree Center, Lincoln Drive West, Marlton, New Jersey (“5 Greentree Premises”) and Tenant is unable to occupy the Premises for any reason other than Force Majeure or Tenant Delay, then, from the date of Landlord’s ownership forward Landlord shall waive the holdover penalty for occupying the 5 Greentree Premises beyond the expiration of the lease term.  In the event Landlord does not acquire the 5 Greentree Premises and the Commencement Date has not occurred by April 30, 2004 for any reason other than Force Majeure or Tenant Delay, then Landlord shall pay the holdover portion of Tenant’s rent (but not the base or additional rent due thereunder) at the 5 Greentree Premises commencing May 1, 2004.

5.             FIXED RENT

(a)           Tenant shall pay to Landlord without notice or demand, and without set-off, the annual Fixed Rent payable in the monthly installments of Fixed Rent as set forth in Article 1(e), in advance on the first day of each calendar month during the Term by (i) check to Landlord at P0 Box 8538-363, Philadelphia, PA 19171 or (ii) wire transfer of immediately available funds to the account at First Union National Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed to Landlord’s accounting department (610-325-5622 - fax) by written facsimile upon written request by Tenant.  Notwithstanding the immediately preceding sentence, the first full month’s installment shall be paid upon the execution of this Lease by Tenant.

(b)           In the event any Fixed Rent or Additional Rent, charge, fee or other amount due from Tenant under the terms of this Lease are not paid to Landlord when due, Tenant shall also pay as Additional Rent a service and handling charge equal to five (5%) percent of the total payment then due.  The aforesaid late fee shall begin to accrue on the first day following a payment due date, irrespective of any cure period granted hereunder.  This provision shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any default by Tenant.  Notwithstanding the foregoing, Landlord agrees that twice each year, prior to imposing the late fee, Landlord shall send written notice to Tenant and Tenant shall have ten (10) days from receipt of such notice to cure the delinquency.

(c)           Tenant shall be required to pay a Security Deposit of $0 under this Lease (the “Collateral”), as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder.

(d)           If Tenant defaults (irrespective of the fact that Tenant cured such default) more than twice in its performance of a monetary obligation and such monetary defaults aggregate in excess of $100,000 under this Lease, Landlord may require Tenant to post Collateral in an amount equal to the greater of the twice the current Security Deposit or twice the Fixed Rent then paid monthly.

(e)           No interest shall be paid to Tenant on the Collateral, and Landlord shall have the right to commingle the Collateral with other Security Deposits held by Landlord.  If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Collateral for the payment of(i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in this Lease.  The use, application or retention of the Collateral, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Collateral) and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled.  If any portion of the Collateral is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the written demand therefor is made by Landlord, to deposit cash or a new letter of credit with the Landlord in an amount sufficient to restore the Collateral to its original amount.  In addition to the foregoing, if Tenant defaults more than twice in its performance of a monetary obligation under this Lease beyond notice and grace periods, irrespective of whether such default is cured, Landlord may require Tenant to post Collateral of twice the Fixed Rent paid monthly.

(f)            If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Collateral, or any balance thereof, shall be returned to Tenant without interest after the expiration of the Term or upon any later date after which Tenant has vacated the Premises.  In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Collateral, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Collateral.  Upon the return of the Collateral, or the remaining balance thereof, to the original Tenant or any successor to the original Tenant, Landlord shall be completely relieved of liability with respect to the Collateral.

In the event of a transfer of the Project or the Building, Landlord shall transfer the Collateral to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Collateral.  Upon the assumption of such Collateral by the transferee, Tenant agrees to look solely to the new landlord for the return of said Collateral, and the provisions hereof apply to every transfer or assignment made of the Collateral to a new landlord.  Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Collateral and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  The Collateral shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.

6.             ADDITIONAL RENT

(a)           Commencing January 1, 2005, and in each calendar year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord Tenant’s Allocated Share of the following charges (“Recognized Expenses”), without deduction or set off except as expressly provided herein, to the extent such Recognized Expenses exceed the Recognized Expenses in the Base Year.

(i)            Operating Expenses.  All of the following costs and expenses for the maintenance and operation to the Project.
(A)          All costs and expenses incurred in the operation of the Building and Project, for lighting, cleaning the Building exterior and common areas of the Building interior, trash removal and recycling, repairs and maintenance of the roof and storm water management system, fire suppression and alarm systems, for the Project, removing snow, ice and debris and maintaining all landscape areas, (including replacing and replanting original flowers, shrubbery and trees), maintaining and repairing all other exterior improvements on the Project, all repairs and compliance costs necessitated by laws enacted or which become effective after the date of occupancy of the tenants of the Building (including, without limitation, any additional regulations or requirements enacted after such date regarding the Americans With Disabilities Act (as such applies to the Project or common areas but not to any individual tenant’s space), if applicable) required of Landlord under applicable laws and rules and regulations.  All of the aforementioned costs and expenses are subject to the “Operating Expense Exclusions” listed below.
(B)           All reasonable costs and expenses paid by Landlord for environmental testing, sampling or monitoring required by statute, regulation or order of governmental authority, except any costs or expenses incurred in conjunction with the spilling or depositing of any hazardous substance for which any person or other tenant is legally liable and Landlord is reimbursed for by such other person, or any spilling or depositing of any hazardous substance due to the negligence or willful act of Landlord or its agents or contractors.
(C)           Any other expense or charge (excluding reasonably allocated general and administrative charges) which would typically be considered an expense of maintaining, operating or repairing the Project under generally accepted accounting principles.
(D)          Management fee not to exceed five (5%) percent of Fixed Rent received.

(E)           Capital expenditures and capital repairs otherwise includable hereunder shall be included as operating expenses solely to the extent that they related to (i) an installation or improvement required by reason of any new (or amendment to any) law, ordinance or regulation, or (ii) an installation or improvement which is incurred with the intention of, and which results in, a reduction in Operating Expenses, and in either such case, solely to the extent of the annual amortized costs of same over the useful life of the improvement in accordance with generally accepted accounting principles.
(F)           All insurance premiums paid or payable by Landlord for insurance with respect to the Project as follows: (a) fire and extended coverage insurance (including demolition and debris removal); (b)Landlord’s commercial general liability insurance (including bodily injury and property damage) and boiler insurance; and (c) insurance as other Landlords of similar buildings in the general vicinity or any reputable mortgage lending institution holding a mortgage on the Premises may require.  If the coverage period of any of such insurance obtained by Landlord commences before or extends beyond the Term, the premium therefore shall be prorated to the Term.  Should Tenant’s occupancy or use of the Premises at any time change and thereby cause an increase in such insurance premiums on the Premises, Building and/or Project, Tenant shall pay to Landlord the entire amount of such reasonably documented increase.

Notwithstanding the foregoing, the term “Operating Expenses” shall not include any of the following:

(A)          Repairs or other work occasioned by fire, windstorm or other casualty or by the exercise of the right of eminent domain;
(B)           Leasing commissions, marketing costs, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations, leases, or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof or the preparation or review of financial records or tax returns for the Landlord, or advice to Landlord not specifically relating to the operation of the Building;
(C)           Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of defects in construction of the Building or the discharge of Landlord’s Work whether for Tenant or anyone else;
(D)          Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating the Building or space for other tenants or other occupants or vacant space;
(E)           Depreciation and amortization;
(F)           Costs incurred due to a breach by Landlord or any other tenant of the terms and conditions of any lease or any law;

(G)           Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been reasonably and necessary and provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser;
(H)          Interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent;
(I)            Ground rents or rentals payable by Landlord pursuant to any over-lease;
(J)            Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any operation from which Landlord derives revenues;
(K)          Costs incurred in managing or operating any “pay for” parking facilities or other facilities at or within the Project;
(L)           Expenses resulting from the gross negligence or willful misconduct of Landlord;
(M)         Any fines or fees, including legal fees, for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations;
(N)          Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Building or the Project;
(O)          Taxes;
(P)           Electric costs paid pursuant to Article 7 hereof;
(Q)          Costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; and
(R)           Cost of any political, charitable or civic contribution or donation;
(S)           Cost of any item included in Operating Expenses to the extent that such cost is reimbursed by an insurance company or a condemnor or a tenant (except as a reimbursement of Operating Expenses) or any other party;
(T)           Costs relating to disputes with other tenants or paid by any other tenant.

(ii)           Taxes.  Taxes shall be defined as all taxes, assessments and other governmental charges (“Taxes”), including special assessments for public improvements or traffic districts which are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, which properly are allocable to the Term, and reasonable and necessary real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby.  Nothing herein contained shall be construed to include as Taxes: (A) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord, or (B) any transfer tax or recording charge resulting from a transfer of the Building or the Project or the execution of any Lease; provided, however, that if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, then the same shall be included in the computation of Taxes hereunder.

(b)           Tenant shall pay, in monthly installments in advance, on account of Tenant’s Allocated Share of Recognized Expenses, the estimated amount of the increase of such Recognized Expenses for such year as determined by Landlord in its reasonable discretion in excess of the Base Year and as set forth in a notice to Tenant, such notice to include the basis for such calculation.  Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”), or part thereof, Landlord shall send to Tenant a statement of projected increases in Recognized Expenses in excess of the Base Year and shall indicate what Tenant’s projected share of Recognized Expenses shall be, as calculated pursuant to the Lease.  Said amount shall be paid in equal monthly installments in advance by Tenant as Additional Rent commencing January 1 of the applicable Lease Year.

(c)           If during the course of any Lease Year, Landlord shall have reason to believe that the Recognized Expenses shall be different than that upon which the aforesaid projections were originally based, then Landlord, one time in any calendar year, shall be entitled to adjust the amount by reallocating the remaining payments for such year, for the months of the Lease Year which remain for the revised projections, and to advise Tenant of an adjustment in future monthly amounts to the end result that the Recognized Expenses shall be collected on a reasonably current basis each Lease Year.  Tenant shall have the right to audit expenses per Article 6(d) below.

(d)           Landlord shall permit Tenant, at its sole cost and expense upon at least ten (10) business days prior written notice to have an audit made of Landlord’s books, records, and accounts relative to the Taxes and Operating Expenses.  Such inspection shall be made on such date and time reasonably set by the Landlord in Landlord’s office during normal business hours.  Notwithstanding anything to the contrary contained herein, Tenant or Tenant’s authorized representative may conduct an audit no more than one (1) time during any lease year and may only audit the immediately preceding year’s Taxes and Operating Expenses.  If the examination made by the Tenant discloses a discrepancy in the Taxes and Operating Expenses charged to the Tenant, Tenant shall contest such charge within thirty (30) days after Tenant’s completion of its examination of Taxes and Operating Expenses.  In the event that Tenant does not provide written notice to Landlord of Tenant’s intent to dispute or contest such expenses within the thirty (30) day period, Tenant waives the right to dispute or contest the Taxes and Operating Expenses.  It is further understood and agreed that Tenant, Tenant’s accountant and Tenant’s outside counsel will retain as confidential the information contained in the above described books, records and accounts.

(e)           By April 30th of each Lease Year or as soon thereafter as administratively available, Landlord shall send to Tenant a statement of actual expenses incurred for Recognized Expenses for the prior Lease Year showing the Allocated Share due from Tenant.  Landlord shall use its best efforts and diligently work to provide Tenant with the aforesaid statements on or before April 30 of each Lease Year; provided, however, if Landlord is unable to provide such statements by April 30, Landlord shall not have been deemed to waive its right to collect any such amounts as Additional Rent.  In the event the amount prepaid by Tenant exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments on account of Rent and/or Recognized Expenses and Taxes until Tenant has been fully credited with the over charge.  If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit in such aggregate total.  In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt.

(f)            In calculating the Recognized Expenses as hereinbefore described, if for thirty (30) or more days during the preceding Lease Year less than ninety-five (95%) percent of the rentable area of the Building shall have been occupied by tenants, then the Recognized Expenses attributable to the Property shall be deemed for such Lease Year to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five (95%) percent throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)).  Furthermore, if Landlord shall not furnish any item or items of Recognized Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Recognized Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof.

(g)           Each of the Recognized Expenses, whether requiring lump sum payment on invoice terms or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent and the failure of Tenant to pay the same as and when due in advance and without demand shall have the same effect as failure to pay any installment of the Fixed Rent and shall afford Landlord all the remedies in the Lease therefor as well as at law.  All Operating Expenses shall be charged at no higher rates than that which Tenant could receive contracting directly with a service provider, without reduction on account of volume discounts or preferred vendor rates applicable to Landlord.

(h)           If this Lease terminates other than at the end of a calendar year, Landlord’s annual estimate of Recognized Expenses and Taxes shall be accepted by the parties as the actual Recognized Expenses and Taxes for the year the Lease ends until Landlord provides Tenant with actual statements in accordance with subsection 6(e) above.

7.             ELECTRICITY CHARGES

Except as provided herein, Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the negligence or willful misconduct of Landlord its agents, employees and invitees.  If interruption or delay occurs and shall continue for more than two (2) consecutive business days for any reason within Landlord’s reasonable control, Fixed Rent shall abate until services are restored.  Landlord shall have the right to change the electric and other utility provider to the Project or Building at any time, providing that the electricity charges to Tenant shall be no greater than any of those that would be available to a similarly situated tenant if it obtained electricity through a commercially available provider other than Landlord.  Tenant shall pay to Landlord, as Additional Rent, within thirty (30) business days of receipt of Landlord’s billing statement therefor, (a) all charges incurred by Tenant for electricity in the Premises, such charges to be based upon Tenant’s consumption, as measured by Landlord’s submeter for the Premises and (b) Tenant’s Allocated Share of all charges incurred in the operation of the common areas of the Building with respect to electric/gas.  The aforesaid electricity charges shall commence upon, occupancy by Tenant of the Premises.  Landlord, 24 hours a day, 7 days a week (“Working Hours”), excluding legal holidays, shall furnish the Premises with heat and air-conditioning (HVAC) in the respective seasons sufficient to provide for comfortable working conditions for the occupants of the Premises.  Other than during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M., Landlord shall similarly supply HVAC in the Premises or part(s) thereof upon request of Tenant at Landlord’s actual out of pocket cost for gas and electricity usage for such HVAC, and shall bill Tenant monthly for such overtime HVAC.  Landlord shall provide air conditioning 24 hours a day, 7 days a week, 365 days a year, to Tenant’s cold room at no additional cost to Tenant.  Landlord shall endeavor to provide the Premises with electricity for lighting and usual office equipment as well as water service twenty-four hours a day, seven days a week, and shall keep reasonably lighted all hallways, stairways, common areas at all times, and shall endeavor to provide use and safe access to the Building and all parking, common areas and elevators twenty-four hours a day seven days a week Tenant shall have access to the Premises 24 hours a day, 7 days a week, 365 days a year.

8.             SIGNS; USE OF PREMISES AND COMMON AREAS

(a)           Landlord, at Tenant’s expense or paid from the Tenant Allowance, shall provide Tenant with standard identification signage on the Premises door, floors, Building directory and the monument sign.  Subject to applicable municipal and township requirements and approvals, and Landlord’s prior approval as to type, size, location, design, lighting, air structural and aesthetic features, Tenant shall have the right to install a façade sign on the Building, with such façade signs to bear the name of the Tenant and the cost of all signage to be borne by Tenant or paid out of the Tenant Allowance.  No other signs shall be placed, erected or maintained by Tenant at any place upon the Premises, Building or Project, unless previously stated herein or Tenant receives written approval from Landlord.

(b)           Tenant may use and occupy the Premises only for the express and limited purposes stated in Article 1(j) above; and the Premises shall not be used or occupied, in whole or in part, for any other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld; provided that Tenant’s right to so use and occupy the Premises shall remain expressly subject to the provisions of “Governmental Regulations”, Article 26 herein.  No machinery or equipment shall be permitted that shall cause vibration, noise or disturbance beyond the Premises.

(c)           Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require that Tenant install, at Tenant’s sole cost and expense (except as required to be made by Landlord pursuant to the construction of the initial tenant improvements) supplementary supports of such material and dimensions as Landlord may reasonably deem necessary to properly distribute the weight.

(d)           Tenant shall not install in or on the Premises, without Landlord’s prior written approval, which approval shall not be unreasonably withheld, any equipment which requires more electric current than Landlord is required to provide under this Lease, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of Building common areas (interior and exterior) and the requirements of other tenants of the Building, Tenant and shall not in any event connect a greater load than such safe capacity; provided that Landlord shall cooperate with Tenant in evaluating Tenant’s electrical requirement and providing the same within the Building.

(e)           Tenant shall not commit or suffer any waste upon the Premises, Building or Project or any nuisance, or do any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building or Project.

(f)            Tenant shall have the right, non-exclusive and in common with others, to use the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building and all other interior common areas.  Tenant shall also have the right, in common with other tenants of the Building and Landlord, to use the designated parking areas of the Project for the parking of automobiles of Tenant and its employees and business visitors, incident to Tenant’s permitted use of the Premises; provided that Landlord shall have the right to restrict or limit Tenant’s utilization of the parking areas in the event the same become overburdened and in such case to equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building, provided Tenant at all times has not less than 4.3 spaces per 1,000 square feet of the Premises.  Landlord shall have the right to establish reasonable regulations, applicable to all tenants, governing the use of or access to any interior or exterior common areas; and such regulations, when communicated by written notification from Landlord to Tenant, shall be deemed incorporated by reference hereinafter and part of this Lease.

9.             ENVIRONMENTAL MATTERS

(a)           Hazardous Substances.

(i)            Tenant shall not, except as provided in subparagraph (ii) below, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises, Building or Project, any hazardous substance or hazardous waste in violation of law, as such terms are or may be defined in (x) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (“CERCLA”); the United States Department of Transportation Hazardous Materials Table (49 CFR 172.102); by the Environmental Protection Agency as hazardous substances (40 CFR Part 302); the Clean Air Act; and the Clean Water Act, and all amendments, modifications or supplements thereto; (y) the Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (“ISRA”); and/or (z) any other rule, regulation, ordinance, statute or requirements of any governmental or administrative agency regarding the environment (collectively, (x) and (y) shall be referred to as an “Applicable Environmental Law”).
(ii)           Tenant may bring to and use at the Premises, hazardous substances incidental to its normal business operations under the SIC Code referenced in Article 1(1) above solely in de minimis quantities and strictly in accordance with all Applicable Environmental Law.  Tenant shall store and handle such substances in strict accordance with all Applicable Environmental Law.

(b)           SIC Numbers.

(i)            Tenant represents and warrants that (Standard Industrial Classification) number as designated in the Standard Industrial Classification System Manual prepared by the Office of Management and Budget, and as set forth in Article 1(1) hereof, is correct.  Tenant represents that the specific activities intended to be carried on in the Premises are in accordance with Article 1(i) and Tenant covenants and agrees that it will not do or suffer anything which will cause its SIC number (or that of any assignee or subtenant) to fall within any of the following “major group” classifications of SIC numbers during the Term (and any exercised renewal term) hereof: 22 through 39 inclusive, 46 through 49 inclusive, 51 and 76 (together the “Covered Numbers”).  Tenant further covenants and agrees to notify Landlord at least thirty (30) days prior to any change of facts which would result in the change of Tenant’s SIC number form its present number to any of the covered Numbers.  Upon such notice, Landlord shall have the right, at its option, to terminate this Lease within thirty (30) days of receipt of such notice by notifying Tenant in writing.
(ii)           Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of “hazardous substances” or “hazardous waste” as such terms are defined under any Applicable Environmental Law.  Tenant further covenants that it will not cause or permit to exist any “discharge” (as such term is defined under Applicable Environmental Laws) on or about the Premises.
(iii)          (A)          If Tenant’s operations at the Premises now or hereafter constitute an “Industrial Establishment” subject to the requirements of ISRA, then prior to: (1) closing operations or transferring ownership or operations of Tenant at the Premises (as defined under ISRA), (2) the expiration or sooner termination of this lease, or (3) any assignment of this Lease or any subletting of any portion of the Premises; Tenant shall, at its expense, comply with all requirements of ISRA pertaining thereto.  Without limitation of the foregoing, Tenant’s obligations shall include (i) the proper filing of an initial notice under NJSA 13:1K-9(a) to the NJDEP and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of NJSA 13:1K-9(b) through and including (1).
(B)           In addition, upon written request of Landlord, Tenant shall cooperate with Landlord in obtaining Applicable Environmental Laws approval of any transfer of the Building.  Specifically in that regard, Tenant agrees that it shall (1) execute and deliver all reasonable affidavits, reports, responses to questions, applications or other filings required by Landlord and related to Tenant’s activities at the Premises, (2) allow inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement reasonably requested by Landlord necessary for the receipt of approvals under Applicable Environmental Law, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant’s violation of this Article 9.
(iv)          The parties acknowledge and agree that, except as provided in subparagraph (iii)(B) above and unless caused by Landlord’s refinancing of the Building, pursuant to the provisions of Section 20(c) of ISRA, Tenant shall be, and is hereby, designated the party responsible (the “Party Responsible”) to comply with the requirements of ISRA (P.L. 1983, c.330) with respect to the Premises, and that as a result, the NJDEP may compel Tenant to so comply.  In addition, any failure of Tenant to provide any information and submission as required under Section 20(a) and Section 20(c) of ISRA shall constitute a default under this Lease.  Any assignee or subtenant of Tenant shall be deemed to have, and by entering into such assignment or sublease, and/or by entering into possession of the Premises, does hereby, acknowledge that they shall be the Party Responsible, jointly and severally with Tenant, under the provisions of this Lease.
(v)           In the event that Tenant is not obligated to comply with Article 9(b)(iii) for any reason, including without limitation inapplicability of ISRA to Tenant, then prior to the expiration or sooner termination of this Lease or any subletting of any portion of the Premises, Tenant shall, at Tenant’s expense, and at Landlord’s option:
(A)          Obtain from the NJDEP a “non-applicability letter” confirming that the proposed termination, assignment or subletting shall not be subject to the requirements of ISRA.  Any representation or certification made by Tenant in connection with the non-applicability letter request shall constitute a representation and warranty by Tenant in favor of Landlord and any misrepresentation or breach of warranty contained in Tenant’s request shall constitute a default under this Lease; provided, however, if a non-applicability letter is not issued due to factors relating solely to the Building or parties other than Tenant, then Tenant shall be deemed to have complied with this provision.
(B)           If reasonably indicated by a reputable environmental consultant engaged by Landlord, at Landlord’s expense, Tenant shall remove “hazardous waste” or “hazardous waste” attributable to Tenant’s occupancy at the Premises in a manner which complies with NJDEP requirements under ISRA, at Tenant’s expense, as if ISRA applied to Tenant and/or the Premises.
(vi)          In the event Tenant is obligated, under this Article or otherwise, to perform and/or cooperate in performing any ISRA obligations and/or obtain and/or cooperate in obtaining any ISRA approval, by way of a non-applicability letter, “negative declaration”, the performance of an approved remedial action work plan, the obtaining of a no further action letter, the performance under a remediation agreement and/or otherwise (collectively the “ISRA Obligations”) and, prior to fully performing such ISRA Obligations, there occurs the scheduled expiration of the Term of this Lease or any other termination of this Lease (collectively, a “Lease Termination”); provided, however, that Tenant shall have any responsibility set forth herein in the event that aforementioned IRSA obligations arise from factors relating solely to the Building or parties other than Tenant, in which case Tenant shall be deemed to have complied with this provision.

(c)           Additional Terms.  In the event of Tenant’s failure to comply in full with this Article, Landlord may, after written notice to Tenant and Tenant’s failure to cure within forty-five (45) days of its receipt of such notice, at Landlord’s option, perform any and all of Tenant’s obligations as aforesaid and all costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable on demand and with interest at the Default Rate.  The parties acknowledge and agree that Tenant shall not be held responsible for any environmental issue at the Premises unless such issue was caused by an action or omission of Tenant or its agents, employees, consultants or invitees.  This Article 9 shall survive the expiration or sooner termination of this Lease.

10.           TENANT’S ALTERATIONS

Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld.  Alterations shall be with Landlord’s consent, which shall not be unreasonably withheld and be performed by Tenant, at its sole cost and expense.  Landlord’s consent shall not be required for the installation of any office equipment or fixtures including internal partitions which do not require disturbance of any structural elements or systems (other than attachment thereto) within the Building.  Moreover, Landlord’s consent shall not be required where (1) the improvement involved cost less than $50,000 each or an aggregate of $200,000 per year and (2) the same shall not affect the Building structure or systems or in any manner diminish or impair the value of the Building as a modern, first class suburban office building.  If Landlord approves Tenant’s Alterations or if no approval is required, Tenant, prior to the commencement of labor or supply of any materials, must furnish to Landlord (i) a duplicate or original policy or certificates of insurance evidencing (a) general public liability insurance for personal injury and property damage in the minimum amount of $1,000,000.00 combined single limit, (b) statutory workman’s compensation insurance, and (c) employer’s liability insurance from each contractor to be employed (all such policies shall be non-cancelable without thirty (30) days prior written notice to Landlord and shall be in amounts and with companies satisfactory to Landlord); (ii) construction documents prepared and sealed by a registered New Jersey architect if such alteration is in excess of $50,000; (iii) all applicable building permits required by law; and (iv) an executed, effective Waiver of Mechanics Liens from such contractors and all sub-contractors.  Any consent by Landlord permitting Tenant to do any or cause any work to be done in or about the Premises shall be and hereby is conditioned upon Tenant’s work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord’s mechanics or their contractors or by any other tenant or their contractors.  If at any time any of the workmen or mechanics performing any of Tenant’s work shall be unable to work in harmony or shall interfere with any labor employed by Landlord, other tenants or their respective mechanics and contractors, then the permission granted by Landlord to Tenant permitting Tenant to do or cause any work to be done in or about the Premises, may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant.

All Alterations (whether temporary or permanent in character) made in or upon the Premises (other than the Landlord Work which will remain on the Premises), either by Landlord or Tenant, shall be Landlord’s property upon installation and shall remain on the Premises without compensation to Tenant and restore the Premises to good order and condition.  Notwithstanding the foregoing, Tenant shall not be required to remove any initial improvements, including telecommunication and electrical wiring, and for any improvements after the initial improvements for which Tenant requests Landlord’s permission for installation and Landlord approves said improvements, Landlord shall provide notice to Tenant that Landlord will require the removal of said improvements at the time it gives such consent and Tenant shall promptly remove such improvement at the end of the term of the Lease (including all furniture, movable trade fixtures and telecommunication equipment).  All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Premises or Building and in such manner so as not to disturb other tenants in the Building.  If Tenant fails to remove any items required to be removed pursuant to this Article, Landlord may do so and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within fifteen (15) business days of Tenant’s receipt of an invoice therefor from Landlord.

11.           CONSTRUCTION LIENS

(a)           Tenant will not suffer or permit any contractor’s, subcontractor’s or supplier’s lien (a “Construction Lien”) to be filed against the Premises or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any Construction Lien shall at any time be filed against the Premises or any part thereof, Tenant, within thirty (30) days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  If Tenant shall fail to cause such Construction Lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings.  Any amount so paid by Landlord, plus all of Landlord’s costs and expenses associated therewith (including, without limitation, reasonable legal fees), shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand with interest from the date of advance by Landlord at the Default Rate.

12.           ASSIGNMENT AND SUBLETTING

(a)           Subject to the remaining subsections of Article 12, except as expressly permitted pursuant to this section, Tenant shall not, without the prior written consent of Landlord, such consent not to be unreasonably withheld, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof.  Tenant shall have the right to assign or transfer any interest in this Lease to a subsidiary, parent or an affiliate of Tenant or a successor to Tenant by way of merger, consolidation, corporate reorganization or the purchase of all or substantially all of Tenant’s assets, each without Landlord’s consent.

(b)           If at any time or from time to time during the term of this Lease Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, a description of such party’s business history, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof).  If Tenant desires to assign this Lease or sublet more than 20% of the Premises originally demised hereunder, then Landlord may, at its option, and in its sole and absolute discretion, exercisable by notice given to Tenant within twenty (20) days next following Landlord’s receipt of Tenant’s notice (which notice from Tenant shall, as a condition of its effectiveness, include all of the above-enumerated information), elect to recapture the Premises if Tenant is proposing to sublet or assign the Premises or such portion as is proposed by Tenant to be sublet (and in each case, the designated and non-designated parking spaces included in this demise, or a pro-rata portion thereof in the instance of the recapture of less than all of the Premises), and terminate this Lease with respect to the space being recaptured.

(c)           If Landlord elects to recapture the Premises or a portion thereof as aforesaid, then from and after the effective date thereof as approved by Landlord, after Tenant shall have fully performed such obligations as are enumerated herein to be performed by Tenant in connection with such recapture, and except as to obligations and liabilities accrued and unperformed (and any other obligations expressly stated in this Lease to survive the expiration or sooner termination of this Lease), Tenant shall be released of and from all lease obligations thereafter otherwise accruing with respect to the Premises (or such lesser portion as shall have been recaptured by Landlord).  The Premises, or such portion thereof as Landlord shall have elected to recapture, shall be delivered by Tenant to Landlord free and clear of all furniture, furnishings, personal property and removable fixtures, with Tenant repairing and restoring any and all damage to the Premises resulting from the installation, handling or removal thereof, and otherwise in the same condition as Tenant is, by the terms of this Lease, required to redeliver the

Premises to Landlord upon the expiration or sooner termination of this Lease.  In the event of a sublease of less than all of the Premises, the cost of erecting any required demising walls, entrances and entrance corridors, and any other or further improvements required in connection therewith, including without limitation, modifications to HVAC, electrical, plumbing, fire, life safety and security systems (if any), painting, wallpapering and other finish items as may be acceptable to or specified by Landlord, all of which improvements shall be made in accordance with applicable legal requirements and Landlord’s then-standard base building specifications, shall be performed by Landlord’s contractors, and shall be shared 50% by Tenant and 50% by Landlord.  Upon the completion of any recapture and termination as provided herein, Tenant’s Fixed Rent, Recognized Expenses and other monetary obligations hereunder shall be adjusted pro-rated based upon the reduced rentable square footage then comprising the Premises.

(d)           if Landlord provides written notification to Tenant electing not to recapture the Premises (or so much thereof as Tenant had proposed to sublease), then Tenant may proceed to market the designated space and may complete such transaction and execute an assignment of this Lease or a sublease agreement (in each case in form acceptable to Landlord) within a period of five (5) months next following Landlord’s notice to Tenant that it declines to recapture such space, provided that Tenant shall have first obtained in any such case the prior written consent of Landlord to such transaction, which consent shall not be unreasonably withheld.

For purposes of this Section 12(d), and without limiting the basis upon which Landlord may withhold its consent to any proposed assignment or sublease, the parties agree that it shall not be unreasonable for Landlord to withhold its consent to such assignment or sublease if: (i) the proposed assignee or sublessee shall have a net worth which is not acceptable to Landlord in Landlord’s reasonable discretion; (ii) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (iv) Tenant is proposing to assign or sublease to an existing tenant of the Building or another property owned by Landlord or by its partners, or to another prospect with whom Landlord or its partners, or their affiliates are then negotiating (v) the proposed assignee or sublessee will cause Landlord’s existing parking facilities to be reasonably inadequate, or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements, or (vi) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Use” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building, or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.

(e)           Any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements made to the sublet or assigned portion of the premises by Tenant for subtenant or assignee, and other reasonable expenses incident to the subletting or assignment, including standard leasing commissions) whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the premises subject to such sublease or assignment) shall be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rental under this Lease without affecting or reducing any other obligation of Tenant hereunder.

(f)            Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder.  The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof.  Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.  In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor.

(g)           In the event that (i) the Premises or any part thereof are sublet and Tenant is in default under this Lease, or (ii) this Lease is assigned by Tenant, then, Landlord may collect Rent from the assignee or subtenant and apply the net amount collected to the rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Article 12 with respect to assignment and subletting, or the acceptance of such assignee or subtenant as Tenant hereunder, or a release of Tenant from further performance of the covenants herein contained.

(h)           Tenant may, after notice to, but without the consent of Landlord, assign this Lease to an affiliate (i.e., a corporation 50% or more of whose capital stock is owned by the same stockholders owning 50% or more of Tenant’s capital stock), parent or subsidiary corporation of Tenant or to a corporation to which it sells or assigns all of substantially all of its assets or stock or with which it may be consolidated or merged (“Affiliate”), provided such purchasing, consolidated, merged, affiliated or subsidiary corporation shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, shall have a net worth of at least $10,000,000 and it shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.  At Landlord’s option, Landlord shall be entitled to a security deposit from such assignee in the amount of one month’s Fixed Rent at the highest rental rate during the Term.

(i)            In connection with each proposed assignment or subletting of the Premises by Tenant, Tenant shall pay to Landlord an administrative fee of $250 per request (including requests for non-disturbance agreements and Landlord’s or its lender’s waivers) in order to defer Landlord’s administrative expenses arising from such request.

(j)            Anything in this Article 12 to the contrary notwithstanding, no assignment or sublease shall be permitted under this Lease if Tenant is in default at the time of such assignment.

13.           LANDLORD’S RIGHT OF ENTRY

Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (except in the case of an emergency in which case no prior notice is necessary) for the purpose of inspections, repairs, alterations to adjoining space, appraisals, or other reasonable purposes; including enforcement of Landlord’s rights under this Lease.  Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that such entry and activities shall be done, so far as practicable and without increasing the cost to Landlord, so as to not unreasonably interfere with Tenant’s use of the Premises and provided that Landlord shall be responsible for any negligence or willful acts in connection with such entry and activities.  Landlord also shall have the right to enter the Premises at all reasonable times after giving at least twenty-four (24) written notice to Tenant, to exhibit the Premises to any prospective purchaser, tenant and/or mortgagee.

14.           REPAIRS AND MAINTENANCE

(a)           Except as specifically otherwise provided in subparagraphs (b) and (c) of this Article, Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the Premises in good order and condition, free of accumulation of dirt and rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition.  Landlord shall replace lights, ballasts, tubes, ceiling tiles, outlets and similar equipment as required for repairs or replacement and the charge or cost associated with same shall be included as part of Recognized Expenses as set forth in Section 6. Landlord shall make such repairs or replacements to the Premises within a reasonable time of notice to Landlord.  Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.  When used in this Article 14, the term “repairs” shall include replacements and renewals when necessary.  All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.

(b)           Landlord, throughout the Term of this Lease and at Landlord’s sole cost and expenses, shall make all necessary repairs to the footings and foundations, exterior walls, roof and the structural steel columns and girders forming a part of the Premises.

(c)           Landlord shall maintain all HVAC systems, plumbing and electric systems serving the Building and the Premises with the exception of any systems installed as a Tenant Improvement or an Alteration such as supplemental HVAC equipment (“Tenant’s Specialized Systems”).  Tenant shall maintain Tenant’s Specialized Systems at Tenant’s sole cost and expense.  Tenant’s Allocated Share of Landlord’s cost for HVAC, electric and plumbing service, maintenance and repairs, as limited under Article 6 with respect to capital expenditures, shall be included as a portion of Recognized Expenses as provided in Article 6 hereof.

(d)           Landlord, throughout the Term of this Lease, shall make all necessary repairs to the Building outside of the Premises and to the common areas, including the roof, walls, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building, and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair or Landlord has actual knowledge of the need to make such repair.  Tenant shall pay its Allocated Share of the cost of all repairs, as limited under Article 6 with respect to capital repairs, to be performed by Landlord pursuant to this Paragraph 14(d) as Additional Rent as provided in Article 6 hereof.

(e)           Landlord shall keep and maintain all common areas appurtenant to the Building and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition.  Tenant shall pay its Allocated Share of the cost of all work to be performed by Landlord pursuant to this Paragraph (e) as Additional Rent as provided in Article 6 hereof.

(f)            Notwithstanding anything herein to the contrary, repairs to the Premises, Building or Project and its appurtenant common areas made necessary by a negligent or willful act or omission of Landlord or Tenant or any employee, agent, contractor, or invitee of Landlord or Tenant shall be made at the sole cost and expense of the other party, except to the extent of insurance proceeds received by the other.

(g)           Landlord shall provide Tenant with janitorial services for the Premises Monday through Friday of each week in accordance with the guidelines set forth in Exhibit “D” attached hereto and the Tenant shall pay its Allocated Share of the cost thereof as Additional Rent as provided in Article 6 hereof.

15.           INSURANCE; SUBROGATION RIGHTS

(a)           Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, comprehensive general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $2,000,000.00.  Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured.

(b)           Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, a policy of all risk property insurance covering the full replacement value of such property.

(c)           All insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Landlord, Brandywine Realty Trust, Brandywine Operating Partnership, L.C., as an additional insured, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises.  Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained.  Tenant shall also furnish to Landlord throughout the term hereof replacement certificates, at least thirty (30) days prior to the expiration dates of the then current policy or policies.  All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of New Jersey with a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years.  The limit of any such insurance shall not limit the liability of Tenant hereunder.  If Tenant fails to procure and maintain such insurance, Landlord shall notify Tenant and Tenant shall provide evidence of such insurance within ten (10) days of the written demand.  Medquist, Inc. may self insure and maintain a deductible in excess of $20,000; provided that this right shall not apply to any assignee or subtenant which shall not maintain any deductible in excess of $20,000 or self-insure unless approved in writing by Landlord.  The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that Tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate or is less than commonly maintained by tenants of similar buildings in the area making similar uses.

(d)           Landlord shall obtain and maintain the following insurance during the Term of this Lease: (i) replacement cost insurance including all risk perils on the Building and on the Project, (ii) builder’s risk insurance for the Landlord Work to be constructed by Landlord in the Project, and (iii) comprehensive commercial liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Project in amounts reasonably required by the Landlord’s lender or Landlord.

(e)           Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Landlord and Brandywine Realty Trust, and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder (to the extent that such loss or damage is recoverable under such insurance policy) that covers the Project, Building or Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements or business and which names Landlord and Brandywine Realty Trust or Tenant, as the case may be, as a party insured.  Each party hereto agrees that it will cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party.  During any period while such waiver of right of recovery is in effect, each party shall look solely to the proceeds of such policies for compensation for loss, to the extent such proceeds are paid under such policies.

16.           INDEMNIFICATION

(a)           Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and their respective partners, officers, trustees, employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of the Lease, (ii) any breach or default in the performance of any obligation of Tenant’s part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees.  Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord or Brandywine Realty Trust shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which event Tenant shall defend, indemnify and hold harmless Landlord, or Brandywine Realty Trust and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord, and Brandywine Realty Trust in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.

(b)           Landlord shall defend, indemnify and hold harmless Tenant and its employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any activity, work or things done, permitted or suffered by Landlord or Brandywine Realty Trust in or about the Project or elsewhere contrary to the requirements of the Lease, (ii) any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, and (iii) any negligence or willful act of Landlord or Brandywine Realty Trust or any of Landlord’s agents, contractors or employees, and in case Tenant shall be made a party to any litigation commenced by or against Landlord or Brandywine Realty Trust, its agents, contractors or employees, then Landlord shall defend, indemnify and hold harmless Tenant and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Tenant in connection with such litigation, after notice to Landlord and Landlord’s refusal to defend such litigation, and upon notice from Tenant shall defend the same at Landlord’s expense by counsel satisfactory to Tenant.  Landlord shall further indemnify and hold harmless Tenant from and against any and all third-party claims, actions, damages, liability and expense (including, without limitation, reasonable attorney’s fees and disbursements) which may be imposed upon or incurred by or asserted against Tenant by reason of loss of life, personal injury and/or damage to property occurring in or about, or arising out of, the Premises, adjacent sidewalks and loading platforms or areas and common areas appurtenant to the Building occasioned by reason of any act or omission of Landlord or Brandywine Realty Trust, its agents, contractors or employees.

17.           QUIET ENJOYMENT

Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease.

18.           FIRE DAMAGE

(a)           Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage.  Such repair work shall be commenced promptly following notice of the damage and completed with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, intervening acts of God or other causes beyond Landlord’s reasonable control.

(b)           Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, in Landlord’s reasonable judgment (to be communicated to Tenant within thirty (30)

days from the date of the casualty), the repair and restoration work would require more than one hundred eighty (180) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) if more than thirty (30%) percent of the total area of the Building is extensively damaged or materially and adversely interferes with the conduct of Tenant’s business, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right, either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within ten (10) days of Tenant’s receipt of the notice from Landlord described above.  Such notice is to specify a termination date no less than fifteen (15) days after its transmission.

(c)           If the nature of loss is not covered, by Landlord’s fire insurance or if such proceeds are unavailable, Landlord may elect either to (i) repair the damage as above provided notwithstanding such fact or (ii) Landlord or Tenant may terminate this Lease by giving notice of such election as aforesaid.

(d)           In the event Landlord has not completed restoration of the Premises within one hundred eighty (180) days from the date of casualty, Tenant may terminate this Lease by written notice to Landlord within thirty (30) business days following the expiration of such 180 day period unless, within thirty (30) business days following receipt of such notice, Landlord has substantially completed such restoration and delivered the Premises to Tenant for occupancy.

In the event of damage or destruction to the Premises or any part thereof, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated.

19.           SUBORDINATION; RIGHTS OF MORTGAGEE

(a)           This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises, Building and/or Project and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination, provided, however, that so long as Tenant or its successors or assigns is not in default under any of the provisions of this Lease: (i) the interest of Tenant and its successors, assigns and subtenants under this Lease shall not be diminished or interfered with, (ii) Tenant, its successors, assigns and subtenants may remain undisturbed and in quiet possession under this Lease, and (c) no such rights shall be disturbed by any proceeding taken by the mortgagee against Landlord or by foreclosure by the mortgagee.  Tenant further agrees to execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage and such further instrument or instruments of attornment as shall be reasonably requested by any mortgagee or proposed mortgagee or by or by a ground lessor, licensor or party to an agreement under any such ground lease, license or agreement, respectively.  Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

(b)           In the event Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant agrees to give to the holder of any mortgage (collectively the “Mortgagee”) now or hereafter placed upon the Premises, Building and/or Project, notice as may be reasonably required by such Mortgagee.

(c)           Landlord shall deliver a subordination, attornment and nondisturbance agreement (“Nondisturbance Agreement”) from each Landlord’s Mortgagee, on each such mortgagee’s standard form, which shall provide, inter alia, that the leasehold estate granted to Tenant under this Lease will not be terminated or disturbed by reason of the foreclosure of the mortgage held by Landlord’s Mortgagee, so long as Tenant shall not be in default under this Lease and shall pay all sums due under this Lease without offsets or defenses thereto, except as specifically set forth herein, and shall fully perform and comply with all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and/or complied with, and in the event a mortgagee or its respective successor or assigns shall enter into and lawfully become possessed of the Premises covered by this Lease and shall succeed to the rights of Landlord hereunder, Tenant will attorn to the successor as its landlord under this Lease and, upon the request of such successor landlord, Tenant will execute and deliver an attornment agreement in favor of the successor landlord.

20.           CONDEMNATION

(a)           If the Property or any portion thereof shall be taken under the power of eminent domain or conveyed in lieu thereof, the taking of which materially and adversely interferes with the conduct of Tenant’s business, then Tenant shall have the right to terminate this Lease at such time by furnishing written notice to Landlord.  If Tenant does not terminate this Lease, Landlord shall proceed with due diligence to make all repairs necessary to restore the Property to as near its former condition as circumstances will permit and the Lease shall remain in full force and effect, except that, effective on the date of taking or conveyance, the Premises shall be reduced by the portion of the Premises, so taken or conveyed, and the Rent shall be proportionately reduced by the portion of the Premises taken or conveyed.  Damages awarded to Landlord for such taking or conveyance shall belong to Landlord, provided that Tenant may assert a claim solely for the unamortized cost of any leasehold improvements paid for by Tenant, Tenant’s personal property, fixtures and moving expenses.

(b)           If the Premises is taken or if neither Landlord nor Tenant have elected to terminate this Lease pursuant to the preceding statement, Landlord shall do such work as may be reasonably necessary to restore the portion of the Premises not taken to tenantable condition for Tenant’s uses provided however, if Landlord determines that the net award/damages available for restoration of the Premises, Building and/or Project will not be sufficient to pay the cost of restoration, or if the condemnation damage award is required to be applied on account of any mortgage which encumbers any part of the Premises, Building and/or Project, Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice specifying the termination date which shall be the date title to the condemned real estate vests in the condemnor.

21.           ESTOPPEL CERTIFICATE

Each party agrees at any time and from time to time, within ten (10) days after the other party’s written request, to execute, acknowledge and deliver to the other party a written instrument in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), and the dates to which Rent, Additional Rent, and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge.  It is intended that any such certification and statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the Project or any mortgagee thereof or any assignee of Landlord’s interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

22.           DEFAULT

(a)           If:

(i)            Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent when due; provided, however, Tenant shall have seven (7) days to cure such delinquency after receipt of written notice from Landlord.
(ii)           Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default,
(iii)          Tenant makes any assignment for the benefit of creditors,
(iv)          a petition is filed or any proceeding is commenced against Tenant or by Tenant under any federal or state bankruptcy or insolvency law and such petition or proceeding is not dismissed within ninety (90) days,
(v)           a receiver or other official is appointed for Tenant or for a substantial part of Tenant’s assets or for Tenant’s interests in this Lease,
(vi)          any attachment or execution against a substantial part of Tenant’s assets or of Tenant’s interests in this Lease remains unstayed or undismissed for a period of more than twenty (20) days, or
(vii)         a substantial part of Tenant’s assets or of Tenant’s interest in this Lease is taken by legal process in any action against Tenant, then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder.

If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, the rights and remedies set forth therein, which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, Landlord shall agree in writing with Tenant that the Event(s) of Default has been cured by Tenant in all respects.

(b)           Acceleration of Rent.  By notice to Tenant, Landlord shall have the right to accelerate all Fixed Rent and all expense installments due hereunder and otherwise payable in installments over the remainder of the Term, and, at Landlord’s option, any other Additional Rent to the extent that such Additional Rent can be determined and calculated to a fixed sum; and the amount of accelerated rent to the termination date, without further notice or demand for payment, shall be due and payable by Tenant within ten (10) days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum.  Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.

If Tenant pays the accelerated Rent as set forth in the prior paragraph, Tenant shall have the right to continued possession of the Premises or a right to a credit pursuant to Sections 22(c) and 22(d) below.

Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord thereafter shall have the right by notice to Tenant, (i) to terminate Tenant’s further right to possession of the Premises and (ii) to terminate this Lease under subparagraph (b) below; and if Tenant shall have paid part but not all of the accelerated rent, the portion thereof attributable to the period equivalent to the part of the Term remaining after Landlord’s termination of possession or termination of this Lease shall be applied by Landlord against Tenant’s obligations owing to Landlord, as determined by the applicable provisions of subparagraphs (c) and (d) below.

(c)           Termination of Lease.  By notice to Tenant, Landlord shall have the right to terminate this Lease as of a date specified in the notice of termination, which termination date shall be at least forty-five (45) days from the date of Tenant’s receipt of such notice, and in such case, Tenant’s rights, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord’s damages and Tenant’s liabilities arising prior to, out of and following the Event of Default and the ensuing termination.

Following such termination and the notice of same provided above (as well as upon any other termination of this Lease by expiration of the Term or otherwise) Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession, without the necessity of giving Tenant any additional notice to quit or any other further notice, with legal process or proceedings, and in so doing Landlord may remove Tenant’s property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord’s consent which expressly permitted Tenant to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.

(d)           Tenant’s Continuing Obligations/Landlord’s Reletting Rights.

(i)            Unless and until Landlord shall have terminated this Lease under subparagraph (b) above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Term to the early termination date; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses, damages and expenses, including reasonable attorneys’ fees, as Landlord incurs because of any Event of Default having occurred.
(ii)           If Landlord either terminates Tenant’s right to possession without terminating this Lease or terminates this Lease and Tenant’s leasehold estate as above provided, then, subject to the provisions below, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate.  Landlord agrees, however, to use reasonable efforts to mitigate its damages, provided that Landlord shall not be liable to Tenant for its inability to mitigate damages if it shall endeavor to relet the Premises in like manner as it offers other comparable vacant space or property available for leasing to others in the Project of which the Building is a part or another property owned by Landlord or its partners or affiliates within a two (2) mile radius of the Building.  If Landlord relets the Premises after such a default, the costs recovered from Tenant shall be reallocated (or refunded as the case may be) to take into consideration any additional rent which Landlord receives from the new tenant which is in excess to that which was owed by Tenant.

(e)           Landlord’s Damages.

(i)            The damages which Landlord shall be entitled to recover from Tenant shall be the sum of:
(A)          all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and
(B)           i) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant’s property, (ii) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (iii) the costs of reletting commissions; and
(C)           all Fixed Rent and Additional Rent (to the extent that the amount(s) of Additional Rent has been then determined) otherwise payable by Tenant over the remainder of the Term as reduced to present value.

Less deducting from the total determined under subparagraphs (A), (B) and (C) all Rent and all other Additional Rent to the extent determinable as aforesaid, (to the extent that like charges would have been payable by Tenant) which Landlord receives from other tenant(s) by reason of the leasing of the Premises or part during or attributable to any period falling within the otherwise remainder of the Term.  Landlord shall not be entitled to a windfall in the event Landlord collected accelerated rent and then is able to relet the Premises.

(ii)           The damage sums payable by Tenant under the preceding provisions of this paragraph (d) shall be payable on demand from time to time as the amounts are determined; and if from Landlord’s subsequent receipt of rent as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such rent thereafter received, the excess payment(s) shall be promptly refunded by Landlord to Tenant, without interest.
(iii)          Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

(f)            Landlord’s Right to Cure.  Without limiting the generality of the foregoing, if Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without being required to give Tenant any notice or opportunity to cure, may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at 10% per annum Rate from the dates of Landlord’s incurring of costs or expenses.

(g)           Landlord’s Statutory Rights.  Landlord shall have all rights and remedies now or hereafter existing at law with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises.  No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law.  Landlord shall be entitled to seek injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to seek a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(h)           Remedies Not Limited.  Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

(i)            No Waiver by Landlord.  No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter.  Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.  Landlord’s receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant’s previous default.

(j)            No Waiver by Tenant.  No delay or forbearance by Tenant in exercising any right or remedy under the Lease, or Tenant’s undertaking or performing any act or matter which is not expressly required to be undertaken by Tenant shall be construed, respectively, to be a waiver of Tenant’s rights or to represent any agreement by Tenant to undertake or perform such act or matter thereafter.  Waiver by Tenant of any breach by Landlord of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Tenant) or failure by Tenant to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Tenant’s right to have any such covenant or condition duly performed or observed by Landlord, or of Tenant’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Tenant in respect of such breach or any subsequent breach.

23.           LANDLORD’S LIEN.  Intentionally omitted.

24.           LANDLORD’S REPRESENTATIONS AND WARRANTIES

Landlord represents and warrants to Tenant that as of the date hereof: (a) Landlord is the fee owner of the Project free and clear of any mortgages and/or superior leases as of the date of execution of this Lease, and (b) Landlord has the authority to enter into this Lease and perform all of its obligations hereunder.

25.           SURRENDER

Tenant shall, at the expiration of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty.  Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall not be construed to effect or constitute other than a tenancy at sufferance.  During the first ninety (90) days of occupancy beyond the expiration of the Term the amount of rent owed to Landlord by Tenant shall automatically become one hundred fifty percent (150%) the sum of the Rent as due on the last day of the scheduled Term.  Thereafter if Tenant fails to surrender the space Landlord may elect to automatically extend the Term for an additional month with a Rent of two hundred percent (200%) the sum of the Rent as due on the last day of the scheduled Term the sum of the Rent as those sums are at that time calculated under the provisions of the Lease.  The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney’s fees, incurred by Landlord as a result of such holdover.

26.           RULES AND REGULATIONS

Tenant agrees that at all times during the terms of this Lease (as same may be extended) it, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “C” attached hereto and made a part hereof, together with all reasonable Rules and Regulations as Landlord may from time to time promulgate provided they do not increase the financial burdens of Tenant or unreasonably restrict Tenant’s rights under this Lease are applied in non-discriminatory manner to all tenants of the Building.  Landlord shall provide Tenant with appropriate prior written notice of any changes or additions to the Rules and Regulations and Tenant’s right to dispute the reasonableness of any changes in or additions to the Rules and Regulations shall be deemed waived unless asserted to Landlord within fifteen (15) business days after Landlord shall have given Tenant such written notice.  In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control.  Landlord shall have no duty or obligation to enforce any Rule and Regulation, or any term, covenant or condition of any other lease, against any other tenant, and Landlord’s failure or refusal to enforce any Rule or Regulation or any term, covenant of condition of any other lease against any other tenant shall be without liability of Landlord to Tenant.  However, if Landlord does enforce Rules or Regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.

27.           GOVERNMENTAL REGULATIONS

(a)           Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments, or any of their departments.

(b)           Without limiting the generality of the foregoing, Tenant shall (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including (but not limited to) state and local business licenses or permits except Tenant’s certificate of occupancy, and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises.  Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant.

(c)           Landlord shall be responsible for compliance with all present and future laws, orders, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the Project, including but not limited to, Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. 12181 et seq. and its regulations, (collectively, the “ADA”)

(i) as to the design and construction of common areas (e.g., sidewalks, parking areas and bathrooms) and (ii) with respect to the initial design and construction by Landlord of Landlord’s Work (as defined in Article 4 hereof).  Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects during the term hereof concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA for Tenant’s use of the Premises or amendments thereto arising after the date of this Lease with respect to Tenant’s use of the Premises, and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Landlord’s Work.

28.           NOTICES

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g., Federal Express) with evidence of receipt required for delivery; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class United States mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth in Article 1(l) hereof.  Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered.  Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

29.           BROKERS

Tenant represents and warrants to Landlord that Tenant has had no dealings, negotiations or consultations with respect to the Premises or this transaction with only the brokers or finders identified in Article 1(k).  Each party agrees to indemnify and hold the other harmless from and against all liability, cost and expense, including reasonable attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.  Landlord agrees to pay any commission due and owing to Broker in accordance with a separate commission agreement entered into between Landlord and Broker.

30.           CHANGE OF BUILDING/PROJECT NAME

Landlord reserves the right at any time and from time to time to change the name by which the Building and/or Project is designated, except to the name of a direct competitor of Tenant; provided Tenant’s signage remain on the Building.  Landlord agrees to pay for the reasonably documented costs of stationery charges (including letterhead and cards) necessitated by any such name change.

31.           LANDLORD’S LIABILITY

Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations arising during Landlord’s ownership of the Building, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder.  Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part, and to rents, issues and proceeds, including insurance proceeds therefrom, for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord.  In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

32.           AUTHORITY

Tenant represents and warrants that (a) Tenant is duly organized, validly existing and is legally authorized to do business in the State of New Jersey, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

33.           NO OFFER

The submission of the Lease by Landlord to Tenant for examination does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates.  This Lease shall become effective as a Lease only upon the execution and legal delivery thereof by both parties hereto

34.           RENEWAL

Provided Tenant is not in default of any obligations under this Lease, nor defaulted more than twice on any monetary obligation in excess of $100,000 in the aggregate and Tenant or its assignee or subtenant is occupying the Premises and the Lease is in full force and effect, Tenant shall have the right to renew this Lease for two (2) terms of five (5) years each beyond the end of the initial Term (each, a “Renewal Term”).  Tenant shall furnish written notice of intent to renew one (1) year prior to the expiration of the applicable Term, failing which, such renewal right shall be deemed waived; time being of the essence.  The terms and conditions of this Lease during each Renewal Term shall remain unchanged except that the annual Fixed Rent for each Renewal Term shall be 95% of the Fair Market Rent (as such term is hereinafter defined).  All factors regarding Additional Rent shall remain unchanged, except the Base Year shall be adjusted to reflect the year the Renewal Term commences.  Anything herein contained to the contrary not-withstanding, Tenant shall have no right to renew the term hereof other than or beyond the two (2) consecutive five (5) year terms hereinabove described.  It shall be a condition of each such Renewal Term that Landlord and Tenant shall have executed, not less than nine (9)

months prior to the expiration of the then expiring term hereof, an appropriate amendment to this Lease, in form and content satisfactory to each of them, which shall not contain a material change (other than the terms of the renewal), memorializing the extension of the term hereof for the next ensuing Renewal Term.

For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space, inclusive of all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated except as hereinafter provided.  In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent.  The Fair Market Rent shall reflect the level of improvement to be made by Landlord to the space and the Recognized Expenses and Taxes under this Lease.  If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure:  (1) Tenant and Landlord shall agree on a single MAT certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located and who has not conducted within the previous five (5) years and does not presently conduct and does not anticipate conducting business in the future with either Tenant or Landlord, (2) Landlord and Tenant shall each notify the other (but not the appraiser), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct.  The determinations so chosen shall be the Fair Market Rent.  The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s.  The fees of the appraiser shall be paid by the non-prevailing party.

35.           RIGHT OF EXPANSION.

Subject to (a) Tenant not being in default at the time of exercise nor Tenant ever being in default (irrespective of the fact that Tenant cured such default) of any monetary obligations under this Lease more than twice during the Term and such monetary defaults aggregate in excess of $100,000; (b) the rights of other tenants within the Building from time to time, and (c) such limitations as are imposed by other tenant leases, Landlord shall notify Tenant with regard to space that is or Landlord expects to become vacant and available for lease in the Building and Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of a new lease for such space (on all of the same terms and conditions as are set forth in this Lease, except as otherwise specified by Landlord) or an amendment to this Lease with which the parties would add such space to the description of the “Premises,” in either case for a term which would be coterminous with this Lease unless otherwise specified by Landlord, and which economic terms shall include the estimated date that the space shall be available for delivery, the Base Rent and the tenant allowance (if any) to be furnished to Tenant, whereupon Tenant shall have thirty (30) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence.  Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of a new lease, or an amendment to this Lease, to memorialize their agreement.  In the absence of any further agreement by the parties, such additional space shall be delivered, and Rent for such additional space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants.  If Tenant shall not accept Landlord’s terms within such thirty (30) day period, or if the parties shall not have executed and delivered a mutually satisfactory new lease or lease amendment within thirty (30) days next following Landlord’s original notice under this Article 35, then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine.

Nothing contained in this Article 15 is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of expansion space within the Building at any time.

35.           ROOF RIGHTS

So long as it (i) does not impact Landlord’s roof warranty and (ii) complies with all applicable laws, rules and regulations, Tenant, at Tenant’s sole cost and expense, shall have access to the roof of the Building in designated areas mutually agreed upon for the purpose of installation of microwave satellite, antenna and other communications devices or supplemental HVAC units (the “Roof Equipment”).  Notwithstanding the foregoing, all such Roof Equipment shall be for the sole benefit of Tenant, shall relate specifically to Tenant’s use of the Premises, and shall net be used as a switching station, amplification station or by other tenants or third parties.  Tenant shall make a request for approval of the Roof Equipment hereunder by submission of specific plans and specifications for the work to be performed by Tenant.  Landlord shall respond in writing within five (5) business days from receipt of the same, advising Tenant of approved contractors and those portions of the work that are acceptable and disapproving those portions of the work that are, in Landlord’s judgment, reasonably exercised, unacceptable and with respect to the plans, specifying in detail the nature of Landlord’s objection.  Tenant shall be solely responsible for all damages caused by its Roof Equipment, for the removal of all Roof Equipment and the restoration of the roof upon the expiration or early termination of this Lease unless directed in writing by Landlord otherwise.  Landlord shall be named as an additional insured on all Tenant insurance relating to the Roof Equipment.  All installation, repair, replacement and modification of the Roof Equipment shall be coordinated with Landlord, shall only use those approved contractors and shall be in accordance with the Rules and Regulations set forth herein.

36.           RELOCATION.  Intentionally Omitted.

37.           MISCELLANEOUS PROVISIONS

(a)           Successors.  The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained or/as provided in Article 12 hereof.

(b)           Governing Law.  This Lease shall be construed, governed and enforced in accordance with the laws of the State of New Jersey, without regard to principles relating to conflicts of law.

(c)           Severability.  If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

(d)           Captions.  Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.

(e)           Gender.  As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

(f)            Entire Agreement.  This Lease, including the Exhibits and any Riders hereto (which are hereby incorporated by this reference, except that in the event of any conflict between the printed portions of this Lease and any Exhibits or Riders, the term of such Exhibits or Riders shall control), supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest.  Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, and in Tenant’s case, with the terms hereof, and in Tenant’s case, with the due exercise of an option (if any) contained herein or a formal agreement signed by both Landlord and Tenant specifically extending the term.  No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever.

(g)           Counterparts.  This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.

(h)           Telefax Signatures.  The parties acknowledge and agree that notwithstanding any law or presumption to the contrary a telefaxed signature of either party whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

(i)            Calculation of Time.  In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday.

Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. (local time in Plymouth Meeting, Pennsylvania) on the last day of the Notice or other period.

(j)            No Merger.  There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.

(k)           Time of the Essence.  TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT AND LANDLORD.

(l)            Recordation of Lease.  Tenant shall not record this Lease without the written consent of Landlord.

(m)          Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(n)           No Partnership.  Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.  This Lease establishes a relationship solely of that of a landlord and tenant.

(o)           No Presumption Against Drafter.  Landlord and Tenant understand, agree, and acknowledge that: (i) this Lease has been freely negotiated by both parties; and (ii) that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

(p)           Force Majeure.  If by reason of strikes, wars or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease (collectively, “Force Majeure”) and provided that Landlord shall notify Tenant within five (5) business days following the onset of a Force Majeure event), no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.  Notwithstanding the foregoing, if the Premises is without water, elevator service or electric or any other utility service for more than two (2) consecutive business days and due to the foregoing Tenant is unable to conduct all or a substantial portion of Tenant’s normal business operations therein, then the Rent shall equitably abate until such electric or other utility or elevator service is restored to the Premises, provided however, that in the event such interruption or delay of service of such utility is substantially due to an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees or an overload of the Building’s capacity for such utility by any of such foregoing entities or persons, the foregoing abatement shall not apply.

38.           CONSENT TO JURISDICTION.  Tenant hereby consents to the exclusive jurisdiction of the state courts located in Burlington County and to the federal courts located in the District of New Jersey.

39.           WAIVER OF TRIAL BY JURY.  Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this lease.  This waiver is knowingly, intentionally, and voluntarily made by Tenant and Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect.  Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.  Tenant further acknowledges that it has read and understands the meaning and ramifications of this waiver provision and as evidence of same has executed this lease.

40.           EXCLUSIVE USE.  Landlord covenants and agrees that during the Term of the Lease, Landlord shall not lease any premises in the Building to:

Total eMed-EDIX
Heartland Information Systems, Inc.
C-Bay Systems, Ltd.
Healthscribe, Inc.
Dictophone, Inc.
Precyse Solutions, Inc.
Disk Writer, Inc.
Transcend Services, Inc.

whose business is medical transcription services or medical document management services, digital dictation, electronic medical transcription, or reimbursement coding services for healthcare providers.  Tenant shall have a right to update the list of competitors to which Landlord may not lease space within the Building (but not increase the list), which updated list shall become effective thirty days following submission to Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal the day and year first above written.

WITNESS:	LANDLORD: BRANDYWINE OPERATING PARTNERSHIP, L.P. By: Brandywine Realty Trust, its general partner

	By:	/s/ George D. Sowa
George D. Sowa, Senior Vice President
ATTEST:	TENANT: MEDQUIST INC.
	By:	/s/ John M. Suender
John M. Suender, Executive Vice President

EXHIBIT “A”

SPACE PLAN

A-1

EXHIBIT “B”

CONFIRMATION OF LEASE TERM

Tenant:  MedQuist, Inc.
Premises:  1000 Bishops Gate Boulevard
Mt. Laurel, New Jersey
Square Footage:
Suite Numbers: 200 and 300

CONFIRMATION OF LEASE TERM

THIS MEMORANDUM is made as of the          day of              , 200  , between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, with an office at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Landlord”) and MEDQUIST, INC., with its principal place of business at                                                              (“Tenant”), who entered into a lease dated for reference purposes as of                 , 200  , covering certain premises located at 1000 Bishops Gate Boulevard, Mt.  Laurel, NJ.  All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

1.             The Parties to this Memorandum hereby agree that the date of           , 200   is the “Commencement Date” of the Term, that the date              , 200   is the Rent Commencement Date and the date            is the expiration date of the Lease.

2.             Tenant hereby confirms the following:

(a)           That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b)           That the improvements, including the Landlord Work and Tenant’s Work, required to be furnished according to the Lease by Landlord have been substantially completed;

(c)           That Landlord has fulfilled all of its duties of an inducement nature or are otherwise set forth in the Lease;

(d)           That there are no offsets or credits against rentals, and the $              Security Deposit has been paid as provided in the Lease;

(e)           That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3.             Landlord hereby confirms to Tenant that its Building Number is            and its Lease Number is              .  This information must accompany each Rent check or wire payment.

B-1

4. Tenant’s Notice Address is:	Tenant’s Billing Address is:

Attn:	Attn:
Phone No.:	Phone No.:
Fax No.:	Fax No.:
E-mail:	E-mail:

4.             This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

WITNESS:	LANDLORD: BRANDYWINE OPERATING PARTNERSHIP, L.P.
By: Brandywine Realty Trust, its general partner

By:

WITNESS:	TENANT: MEDQUIST INC.

By:

B-2

EXHIBIT “C”

BUILDING RULES AND REGULATIONS
LAST REVISION: MARCH 14,2002

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to Tenant shall be binding upon him, her or it in a like manner as if originally prescribed.  Wherever Landlord’s consent is required, Landlord shall not unreasonably withhold such consent.

1.             Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from each tenant’s premises.  Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.             No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.  All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.

3.             No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without prior written consent of Landlord.

4.             Rest rooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein.  Only standard toilet tissue may be flushed in commodes.  All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.

5.             No tenant, without the prior consent of Landlord, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises, without prior written consent of Landlord.

6.             Tenants shall not construct or maintain, use or operate in any part of the project any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which may be heard outside the Premises.  Any such communication system to be installed within the Premises shall require prior written approval of Landlord.

7.             No mopeds, skateboards, scooters or other vehicles and no animals, birds or other pets of any kind shall be brought into or kept in or about the Building.

8.             No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.

9.             No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.

10.           No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, or in any way.  All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, business-like manner.  Rollerblading and Rollerskating shall not be permitted in the Building or in the common areas of the Project.

11.           No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.           Tenant shall not place, install or operate on the Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, toasters and/or vending machine), or place or use in or about the Premises or Project any explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive, or hazardous material without prior written consent of Landlord.

13.           No smoking is permitted in the Building, including but not limited to the Premises, rest rooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area.  All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.

14.           Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without prior written consent of Landlord.  Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.

15.           All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.

16.           Tenant shall not use the name of the Building, Landlord or Landlord’s Agent in any way in connection with his business except as the address thereof.  Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

17.           Tenants must be responsible for all Security Access cards issued to them, and to secure the return of same from any employee terminating employment with them.  Landlord shall issue Tenant 120 access cards.  Each additional card above the 120 provided at not cost and lost cards shall cost $35.00 per card to replace.  No person/company other than

Building tenants and/or their employees may have Security Access cards unless Landlord grants prior written approval.

18.           All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the Freight Elevator.  Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building.  Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.

19.           Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.

20.           Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building.  This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.  Landlord reserves right to require that all agents of contractors/vendors sign in and out of the Building.

21.           Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.

22.           Landlord may require, at its sole option, all persons entering the Building after 6 PM or before 7 AM, Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.

23.           No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

24.           No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.

25.           No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.

26.           No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.

27.           Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space.  Removal of these recyclable items will be by Landlord’s janitorial personnel.

28.           Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc.  However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.           Drapes and/or blinds installed by tenant, which are visible from the exterior of the Building, must be cleaned by Tenant, at its own expense, at least once a year.

30.           No pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.           Tenant or tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules.

32.           Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.

33.           No tenant shall permit the visit to its Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.

34.           Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.  Requests for such requirements must be submitted in writing to Landlord.

35.           Tenant agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.

36.           Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Project regardless of whether such loss occurs when area is locked against entry or not.

37.           Landlord will not permit entrance to tenant’s Premises by use of pass key controlled by Landlord, to any person at any time without written permission of tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38.           Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.

39.           Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management or such tenant.

40.           Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.

EXHIBIT “D”

CLEANING SPECIFICATIONS

DAILY:  BUILDING AND TENANT AREAS

1.                                       All desks and other furniture will be dusted with specially treated dust clothes.

2.                                       All windowsills, chair rails, baseboards, moldings, partitions and picture frames that are less than six feet in height will be hand dusted and wiped clean.

3.                                       All non-carpeted floors will be dust mopped with specially treated dust mops.

4.                                       All bright metal work will be maintained and kept in a clean and polished condition.

5.                                       All drinking fountains will be thoroughly cleaned and sanitized.

6.                                       All stairways will be swept and wet mopped.  Stairways shall be policed daily to remove all debris.  Walls, handrails and fixtures are to be spot cleaned and dusted.  Lights, pipes and signage are to be dusted as necessary.

7.                                       All elevators will be vacuumed and the interior of all cabs will be wiped clean and all metal hardware will be polished.  This includes damp wipe, dust and/or thoroughly cleaning all exterior doors, cab walls, doorframes, indicator panels, tracts, plates and grooves.

8.                                       Empty, clean -and dust all wastepaper baskets, ashtrays, receptacles, etc.  After emptying waste baskets, reline with an approved liner as needed.

9.                                       Remove all trash and wastepaper to areas designated by management.

10.                                 Vacuum all carpeted areas.  This shall include all walk-off mats.  In addition, the carpets are to be spot cleaned when necessary.

11.                                 All tile floors will maintain a satin finish.  Hard surface floor areas shall be maintained in a manner which consistently presents the appearance desired without visible evidence of traffic patterns.  Particular attention shall be paid to edges to ensure a proper and dust free appearance.  Any damage to hard surface floors resulting from improper care shall be the full responsibility of contractor.  Contractor shall provide the details of a program to maintain tile floors to insure consistent luster and remove all marks.

12.                                 All glass surfaces, windows, doors and directory boards shall be spot-cleaned, using an approved glass cleaner, and all glass shall be left in a bright condition which is free of streaks and dust.

13.                                 Wipe and clean all counters, tables, chairs and appliances in kitchen areas.

14.                                 Clean all glass at the building and tenant entrances.

15.                                 Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains.

LAVATORIES:

1.                                        Floors are to be swept and washed using an approved antiseptic liquid detergent.  Floors are to be machine scrubbed as needed but not less frequently than every quarter.

2.                                       Refill all dispensers, empty trash, clean and sanitize all restroom fixtures.  Wipe all counters, clean mirrors, wipe chrome and spot wipe partitions and ceramic tile walls.

3.                                       Weekly wash all restroom partitions on both sides.

4.                                       Remove all wastepaper and refuse.

5.                                       No less frequently than quarterly, wash all ceramic tile walls.

WEEKLY

1.                                        Remove fingerprints, smudges and scuff marks from all vertical and horizontal surfaces such as doors, walls and sills.

2.                                       Wash and refinish resilient floors in public areas.  Strip, wax and polish the floors as needed.

3.                                       Polish and buff all no wax resilient floors in tenant areas.

4.                                       Dust and damp wipe all louvers and ceiling grills.

5.                                       Spot clean all interior partition glass windows and clean all interior glass entrance doors.

QUARTERLY

1.                                        Dust and clean all vertical surfaces such as walls, partitions, doors, etc.  That are not cleaned during the nightly cleaning process.

2.                                       Dust and wipe clean all blinds.

3.                                       Dust the inside of elevator telephone cabinets.

4.                                       Shampoo all elevator carpets.

EXHIBIT “E”

LANDLORD WORK LETTER

A.            Landlord’s Work.  Landlord shall cause the Building to be constructed in substantial accordance with the plans listed on Exhibit 1 hereto, as amended by changes to such plans as required by Landlord (“Landlord’s Plans”).

Tenant will be required to cause its architect to coordinate Tenant’s interior design documentation with Landlord’s Work (as hereinafter defined).

Landlord shall have the right, from time to time, to make changes to Landlord’s Plans; provided however, in the instance of any material revision or supplement to Landlord’s Plans which would require a material change in or result in a material increase in the cost of Tenant Work (as hereinafter defined), then such revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, delayed or conditioned unless it causes an increase in Tenant’s costs.  Tenant’s failure to approve such changes or to disapprove such changes with specific comment within five (5) business days next following notice thereof from Landlord shall for all purposes constitute Tenant’s deemed approval of the revision or supplement to be implemented by Landlord.  Landlord shall further share all revised plans with Tenant’s architect.

Landlord shall provide drywall on the “tenant space side” of core walls, around columns (column covers) and all exterior building walls from the floor to the base of all windows.  Window coverings, as depicted in the Landlord Plans or as otherwise selected by Landlord and approved by Tenant within (5) business days next following Landlord’s request therefor (Tenant’s failure to approve or to disapprove with specific comments, within such time frame, shall for all purposes constitute Tenant’s deemed approval of Landlord’s selection), will be provided by Landlord at each perimeter window at Tenant’s cost.

The work called for by Landlord’s Plans (“Landlord’s Work”) shall be deemed “substantially complete” when (i) the Building’s ground floor lobby, and public areas on the ground floor, including all exterior walkways, driveways, accesses and parking areas necessary for the Tenant’s occupancy, have been substantially completed as required by applicable code, (ii) to the extent required to serve the Premises and the public areas necessary for Tenant’s use and enjoyment of the Premises, the heating, ventilating and air conditioning, elevator and utility systems, including telephone trunk lines into the Building (but not including installation of telephones, computers, or security systems for the Premises), are installed and operating, (iii) the Building is weather tight and roofing installed, (iv) Landlord shall have obtained at least a temporary certificate of occupancy for the Building and the Premises, and (v) Landlord’s architect shall have issued a certificate of substantial completion for Landlord’s Work.

B.            Tenant Work.  On or before July 15, 2003 Tenant shall cause to be prepared and sealed by an architect licensed in the State of New Jersey, and shall submit to Landlord for its approval, all plans and specifications required for the leasehold improvements to be constructed within the Premises (“Tenant Plans”) which Tenant Plans shall be in substantial conformity in all respects with the plans and specifications previously provided to Landlord and priced by Landlord for the Tenant Work..  Tenant shall reasonably endeavor to use Landlord’s professionals to prepare the Tenant Plans.  Any delay by Tenant in delivering the Tenant Plans as and when required hereunder shall constitute a Tenant Delay, unless caused in any manner by Landlord or its agents, professional or contractors.  Tenant Plans shall be sufficient so long as Tenant Plans (a) are complete, finished and include detailed architectural, electrical, plumbing, fire protection, HVAC and engineering drawings including all necessary dimensions and specifications and all finish schedules; (b) are practicable and consistent with Landlord’s Plans, subject to standard construction industry tolerances and subject to reasonable as-built field conditions not specified on Landlord’s Plans, (c) involve construction within the Premises only and do not adversely affect or compromise any portion of the Building, and (d) do not require any special materials or design or changes in or of the Building which is not then already set forth in Landlord’s Plans or in Landlord’s judgment cannot be accommodated without additional expense or delay.  To the extent Tenant uses Landlord’s Architect to prepare such plans, Tenants Plans shall be deemed to comply hereunder.  Tenant’s submission of Tenant Plans to Landlord shall be deemed approval thereof by Tenant.  Such submission shall contain one complete electronic media (CAD) copy (said CAD copy to contain Premises plans only), four blue-line or black-line prints and one reproducible copy of each page.  Tenant shall be solely responsible for the completeness and compliance of Tenant Plans with all applicable laws, codes and regulations, including without implied limitation, ADA, and all state and municipal permitting requirements.  Landlord shall review Tenant Plans and respond to Tenant within thirty (30) days after submission, and should Landlord elect to have Tenant Plans reviewed by Landlord’s architects and engineers if Tenant’s Plans were not prepared by Landlord’s professionals.  Tenant shall bear the reasonable expense of such review.  Unless Tenant’s Plans are prepared by Landlord’s professionals, review and approval of Tenant Plans by Landlord (and its professionals, as aforesaid) shall in no instance be deemed or constitute a representation, warranty or confirmation by Landlord or by its professionals of any kind regarding the completeness of Tenant Plans or conformance therewith with applicable laws, codes or regulations, or permitting requirements, or with the requirements of Landlord’s Plans, or the adequacy of Tenant’s specifications or design, but rather Landlord’s review (and review by Landlord’s professionals) is for the protection of Landlord only; provided, however, that Landlord shall use reasonable efforts to advise Tenant if such review indicates that Tenant Plans violate or fail to satisfy any requirements of Landlord’s Work.  If Tenant Plans are not sufficient, as above set forth, Landlord shall notify Tenant of the insufficiency and Tenant shall cause such insufficiency to be remedied and the remedy shall be incorporated into Tenant Plans by Tenant at Tenant’s expense and resubmitted to Landlord, and the time involved in Tenant’s revision and resubmission of Tenant Plans shall constitute a Tenant Delay, unless Tenant’s Plans are prepared by Landlord’s professionals; it being further understood that the foregoing shall not diminish the effect of any intervening Change Order Delay.  If Landlord determines that Tenant Plans are still not sufficient after Landlord’s review and Tenant’s resubmission, then the approval process described above will be repeated; provided, however, that Landlord agrees to review Tenant’s resubmission(s) as promptly as is reasonably practicable.  Tenant shall make no changes to Tenant Plans after Landlord’s approval thereof without the prior written consent of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and which changes shall be requested and implemented, if at all, only in accordance with the procedures set forth below.  Any delay in substantial completion of the construction set forth on Tenant Plans (“Tenant Work”) or in Landlord’s Work resulting from such changes or from an election by

Tenant to incorporate special materials or designs in Tenant Plans shall be deemed to be a Tenant Delay and shall have the consequences herein set forth.  Landlord shall notify Tenant as quickly as reasonably practicable after receipt of any changes to Tenant Plans if Landlord anticipates that the proposed changes will delay substantial completion of construction.

C.            Construction of Tenant Work.

Landlord has delivered to Tenant a cost proposal for the construction of Tenant Work from Landlord’s Contractor based on plans submitted to Landlord by Tenant.

Landlord shall contract with Landlord’s Contractor for the construction of the Tenant Work in accordance with the Tenant Cost Proposal, and Landlord will administer such construction, without additional charge by Landlord for Landlord’s administration services, other than Landlord’s out of pocket fees, costs and expenses, which costs and expenses shall be identified in advance by Landlord.  Landlord shall endeavor to cause Landlord’s Contractor to reasonably consult with Tenant in the selection by Landlord’s Contractor of subcontractors for Tenant Work; provided, however, that Landlord’s Contractor shall at all times retain the right to make the final selection of which subcontractors shall be engaged for the Tenant Work project.

If Tenant deems any changes, additions or alterations in the Tenant Plans necessary or desirable, Tenant shall submit such proposed changes, additions or alterations to Landlord in writing.  As promptly as is reasonably practicable upon receipt of such proposed changes, additions or alterations, Landlord shall provide Tenant with the following: (i) the estimated cost to Tenant, if any, of the proposed changes, additions or alterations, and (ii) an estimate of the delay, if any, in the estimated Substantial Completion Date which will result from the installation of the proposed changes, additions or alterations.  If Landlord reasonably anticipates any delay in the prosecution of either or both Landlord’s Work and Tenant Work during such time as Landlord is evaluating Tenant’s proposed changes, additions or alterations, or as a result of Landlord’s evaluation thereof, Landlord shall advise Tenant of the same, and unless Tenant shall immediately instruct Landlord to disregard Tenant’s request, then any such period of delay encountered in Landlord’s review of Tenant’s requested changes, additions or alterations shall (the remaining provisions of this Work Letter notwithstanding), constitute a Tenant Delay (as further defined herein), regardless of whether Tenant and Landlord shall subsequently execute a written change order implementing such changes, additions and alterations.

Within two (2) business days next following Landlord’s request therefor after Tenant shall have submitted to Landlord its request to make such proposed changes, additions and alterations, Tenant shall provide to Landlord such further information as may be requested by Landlord in its evaluation of Tenant’s request, and within two (2) business days after receipt from Landlord of Landlord’s estimate of cost and estimate of delay (as provided at clauses (i) and (ii) in the preceding paragraph), Tenant shall notify Landlord in writing which, if any, of the proposed changes Landlord is authorized to make, and any delay by Tenant in delivering such notice and executing a written change order (to the extent Tenant determines to make such changes) within such period shall constitute a Tenant Delay.  Landlord shall not effect any such changes in the absence of a change order signed by Landlord and by Tenant confirming the foregoing cost and delay information.  In the event Tenant shall fail to provide to Landlord any additional information requested by Landlord in its evaluation of any proposed changes, additions or alterations within the aforesaid two (2) business days, then the time interval between the end of such two (2) days and the day on which Landlord actually receives such information shall be deemed to be a further Tenant Delay.

Anything herein contained to the contrary notwithstanding, the parties acknowledge and agree that the process of reviewing change order requests is time consuming and costly, regardless of whether the changes contemplated are ultimately implemented.  Landlord discourages Tenant from the practice of requesting that Landlord consider immaterial or “frivolous” changes or that Landlord price out and estimate the possible delay associated with a broad range of possible changes, alterations and additions, and in each such instance Tenant is strongly encouraged to narrow the scope of its proposal to a finite number of “alternatives” acceptable to Tenant and therefore the time and expense associated with Landlord’s review of the same.  Tenant is advised that excessive use of the change order process will invariably result in additional Tenant Delays.

Tenant Delays arising under Section C of this Work letter in regard to proposed changes, additions or alterations in Tenant Work are sometimes herein or in the Lease referred to as “Change Order Delays.”

D.            Job Meetings.  Representatives of Tenant and Tenant’s architect shall be permitted to attend all job meetings during the course of construction of Landlord’s Work and, if so elected by Tenant as hereinabove provided, the Tenant’s Work.  Tenant’s initial construction representative will be Frank Lucas of Charles Matsinger Associates, Telephone: 215-925-9257, Facsimile:                                   ; e-mail: fvl@matsinger.com.

E.             Possession and Commencement Date.  Landlord shall endeavor to have the Landlord’s Work and, if timely elected by Tenant as hereinabove provided, the Tenant Work substantially completed by April 1, 2004 (“Targeted Date”) provided, however, that the Targeted Date shall, in addition to extension for Tenant Delay and Change Order Delay, also be extended for the additional time equal to the aggregate time lost by Landlord due to strikes or other labor disputes not caused by Landlord, intervening governmental restrictions, delay in obtaining governmental permits and approvals, scarcity of labor or materials, war or other emergency, accidents, floods, fire or other casualties, atypical adverse weather conditions, or any cause which is beyond the reasonable control of Landlord (or in the case of a Tenant delay, Tenant) (“Force Majeure Delay”).  The Targeted Date notwithstanding, in no event shall any Tenant Delay or any Change Order Delay in any manner delay or postpone any obligation of Tenant to pay Fixed Rent or Additional Rent as and when such obligation shall have otherwise accrued under the Lease.

Landlord Work and Tenant Work shall be deemed substantially complete (and the “Commencement Date,” as such term is used in the Lease shall be deemed to have occurred) on the date on which the Premises are (or would have been, but for any Tenant Delay or Change Order Delay) ready for occupancy in accordance with Tenant Plans, and any remaining minor punch list work can reasonably be expected to be completed by Landlord’s Contractor within such additional period of time thereafter as shall be reasonable under the circumstances, provided Landlord’s contractor shall have undertaken such remaining work and shall be diligently prosecuting the same to completion, in any case without materially adversely affecting Tenant’s ability to occupy and utilize substantially all the Tenant’s Premises for the Permitted Use, and provided, further that Landlord has obtained at least a temporary certificate of occupancy permitting Tenant to occupy Tenant’s Premises and Tenant’s architect has issued a certificate of substantial completion.  Any remaining work shall be fully described by Tenant’s architect on a punch list to be certified to Landlord, Tenant and Landlord’s contractor and shall indicate all remaining work, except for such items as could not be reasonably identified by the parties (latent items) at such time and, except as hereinafter provided, shall be the sole document controlling such remaining work.  Tenant’s acceptance of the punch list shall be Tenant’s acknowledgment that the Tenant’s Premises are substantially complete except for such items as could not be reasonably identified by the parties (latent items) at such time.  Anything herein or in the Lease contained to the contrary notwithstanding, if Tenant’s architect withholds either or both the aforesaid certificate of substantial completion and certified punch list, or withholds any other certifications required hereunder or under the Lease, and if in Landlord’s reasonable opinion there is no reasonable basis for such withholding, Landlord may have the certification(s) made by its own architect; in which event, Landlord’s architect’s certification shall be conclusive evidence of the date of substantial completion of Landlord’s Work and Tenant Work, and the contents of the punch list, if any.

F.             Tenant Delay.  Notwithstanding any provision herein or in the Lease to the contrary, the Landlord Delivery Date for Landlord’s Work and the Commencement Date shall in no event be delayed or extended by any “Tenant Delay” or Change Order Delay, and each such date (as applicable) shall be deemed to have occurred on the day that each such date (as applicable) would have occurred but for any intervening Tenant Delay or Change Order Delay.  Without limitation of the facts or circumstances also agreed by the parties herein or in the Lease to constitute “Tenant Delay,” “Tenant Delay” shall also mean and include but not be limited to delays resulting from changes, revisions or supplements to the scope of Landlord’s Work or Tenant Work requested by Tenant; Tenant’s failure to provide information, materials, documents, plans or specifications, or to furnish Tenant’s cooperation as required by Landlord in connection with Landlord’s Work or Tenant Work within the required time periods, including Tenant’s initial submission of Tenant Plans; delays in the preparation, finalization or approval of the Tenant Plans caused by Tenant or its architect, contractors, authorized representative, agents or employees; delays caused by modifications, revisions or changes to Tenant Plans caused or required by Tenant or its architect, contractors, authorized representative, agents or employees, or by any state or municipal authority (including, without limitation, modifications, revisions or changes required to Tenant Plans or Landlord’s Plans upon presentation of Tenant Plans (or revisions thereto) for permitting; delays in the delivery or installation of any special, long-lead or non-standard items specified by Tenant; or delays caused by delivery, installation or completion of any Tenant finish work performed by Tenant’s contractors; or any other delay caused by Tenant or its architect, contractors, representatives, agents or employees.  Notwithstanding anything in this Section G to the contrary, with regard to those Tenant Delays which, pursuant to the express provisions of this Work Letter, shall not be assessed or be deemed to have occurred in the absence of Landlord’s notice, Landlord agrees to furnish such notice as soon as reasonably practicable after Landlord shall have actual knowledge of the facts or circumstances giving rise thereto; the parties agreeing that such notice may be delivered telephonically or by facsimile transmission to Tenant’s representative.  In the event any Tenant Delay or Change Order Delay shall occur, substantial completion of the Landlord’s Work and Tenant Work shall be deemed to have occurred on the date on which substantial completion thereof would have occurred, but for the Tenant Delays and Change Order Delays.